Execution Copy





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                       REGISTRATION RIGHTS AGREEMENT
                                  Between
                          THE WARNACO GROUP, INC.
                                    and
                            CALVIN KLEIN, INC.

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              Class A Common Stock, par value $.01 per share
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                        Dated as of March 14, 1994


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                             TABLE OF CONTENTS

                                                         Page

1.    Definitions......................................     1

2.    Shelf Registration...............................     5
      2.1    Shelf Registration........................     5
      2.2    Limited Sales Under Shelf Registration....     6

3.    Demand Registration..............................     7

      3.1    Demand....................................     7
      3.2    Registration Statement Form...............     9
      3.3    Restrictions on Demand Registration.......     9

4.    Piggy-Back Rights................................     9

5.    Registration Procedures..........................    12

6.    Registration Expenses............................    20

7.    Underwritten Offerings...........................    20
      7.1    Underwritten Offerings Exclusive..........    20
      7.2    Selection of Underwriters.................    20
      7.3    Underwriting Agreement....................    21
      7.4    Holdback Agreements.......................    22

8.    Preparation; Reasonable Investigation............    23

9.    Restrictions on Sale.............................    25

10.   Indemnification..................................    27
      10.1  Indemnification  by Group..................    27
      10.2  Indemnification  by the Sellers............    29
      10.3  Notices  of  Claims, etc...................    30
      10.4  Contribution...............................    32
      10.5  Other Indemnification......................    33
      10.6  Indemnification Payments...................    33

11.   Rule 144.........................................    33

12.   Miscellaneous....................................    34
      12.1  Amendments and Waivers.....................    34
      12.2  Nominees for Beneficial Owners.............    34
      12.3  Notices....................................    35
      12.4  Assignment.................................    36
      12.5  No Inconsistent Agreements.................    37
      12.6  Remedies...................................    37
      12.7  Severability...............................    37
      12.8  Entire Agreement...........................    38
      12.9  Descriptive Headings.......................    38
      12.10 Governing Law.............................    38
      12.11 Counterparts..............................    38


          REGISTRATION RIGHTS AGREEMENT ("Agreement"), dated as of March 14, 1994, between CALVIN KLEIN, INC., a New York corporation ("CKI"), and THE WARNACO GROUP, INC., a Delaware corporation ("Group").

          WHEREAS, pursuant to an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"), among CKI, Group and Warnaco Inc. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Group, Purchaser is acquiring the initial issuance of stock of a newly formed subsidiary of CKI in return for an amount of consideration which will include 849,746 shares of the Class A Common Stock, par value $.01 per share, of Group (the "Class A Common Stock");

          WHEREAS, Group has agreed to provide the registration rights with respect to the Class A Common Stock to be received by CKI in connection with the Acquisition Agreement as set forth herein.

          NOW, THEREFORE, the parties hereby agree as follows:

          1. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

          "Class A Common Stock" has the meaning set forth in the recitals of this Agreement.

          "Closing" has the meaning set forth in the Acquisition Agreement.

          "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of any such successor federal statute.

          "Initiating Holders" means any holder or holders of Registrable Shares holding at least 25% of Registrable Shares outstanding at the time of any request which is made pursuant to Section 3 hereof.

          "Majority Holders" has the meaning set forth in Section 2.1 of this Agreement.

          "NASDAQ" has the meaning set forth in Section 5(m) of this Agreement.

          "NYSE" means The New York Stock Exchange, Inc.

          "Person" means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

          "Piqqyback Sales" has the meaning set forth in Section 9 of this Agreement.

          "Pledgee" has the meaning set forth in Section 2.2 of this Agreement.

          "Registrable Shares" means the shares of Class A Common Stock issued to CKI pursuant to the Acquisition Agreement and any Related Registrable Shares. As to any particular Registrable Shares, once issued such securities shall cease to be Registrable Shares when (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such shares shall have been disposed of in accordance with such registration statement, (b) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (c) they shall have been otherwise transferred, new certificates evidencing them not bearing a legend restricting further transfer shall have been delivered by Group and subsequent public distribution of them shall not, in the opinion of counsel to the holders, require registration of them under the Securities Act or
(d) they shall have ceased to be outstanding.

          "Registration Expenses" means all expenses incident to Group's performance of or compliance with Sections 2 and 3, including, without limitation, all registration (on Form S-3), filing, NYSE listing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses incurred by Group, the fees and disbursements of counsel for Group (but not of counsel for CKI) and of its independent public accountants, including the expenses of "cold comfort" letters required by or incident to such performance and compliance (but excluding the costs of any special audits required solely as a result of Group's compliance with Sections 2 and 3), and any fees and disbursements of underwriters customarily paid by issuers of securities (excluding any underwriting discounts or commissions and transfer taxes, if any, with respect to the Registrable Shares) to which Group and the underwriter have separately agreed.

          "Related Registrable Shares" means any securities of Group issued or issuable with respect to the Class A Common Stock identified in the definition of Registrable Shares by way of a dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

          "Representatives" has the meaning set forth in Section 8 of this Agreement.

          "Rule 144(e)" has the meaning set forth in Section 9(c) of this Agreement.

          "Securities Act" means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of any such successor federal statute.

          "Shelf Registration" has the meaning set forth in Section 2.1 of this Agreement.

          "Total Shares" means the total shares of Class A Common Stock issued to CKI pursuant to the Acquisition Agreement; provided, that, if any event occurs pursuant to which Related Registrable Shares are issued, the number of shares included in "Total Shares" shall be equal to the sum of
(x) number of shares of Class A Common Stock issued to CKI pursuant to the Acquisition Agreement and (y) the number of Related Registrable Shares that would have been issued with respect to such amount of Class A Common Stock issued to CKI at the Closing.

          2.   Shelf Registration.

               2.1 Shelf Registration. Upon the written request of CKI, Group shall, as soon as practicable, but in no event later than 10 days after the date on which Group files with the Commission its Annual Report on Form 10-K for the year ended December 31, 1993, prepare and cause to be filed with the Commission a "shelf" registration statement with respect to all of the Registrable Shares, on Form S-3 pursuant to Rule 415 under the Securities Act (the "Shelf Registration"). Group shall use its best efforts to have the Shelf Registration declared effective as soon as reasonably practicable after such tiling and shall use its best efforts to keep the Shelf Registration continuously effective from the date such Shelf Registration is declared effective until the earlier of (i) such time as all of the Registrable Shares shall cease to be Registrable Shares and (ii) such time as all of the remaining Registrable Shares may be distributed in a single broker's transaction in accordance with the volume limitations of Rule 144(e) (or any successor provisions) under the Securities Act.

          Group shall supplement or amend, if necessary, the Shelf Registration, as required by the registration form utilized by Group or by the instructions applicable to such registration form or by the Securities Act or the rules and regulations promulgated thereunder or as reasonably required by CKI or the holder or holders of (or any underwriter for) a majority of the Registrable Shares (the "Majority Holders"), and Group shall furnish to the holders of the Registrable Shares to which the Shelf Registration relates copies of any such supplement or amendment prior to its being used and/or filed with the Commission. In no event shall the Shelf Registration include securities other than Registrable Shares, unless CKI or the Majority Holders consents to such inclusion or Group has a shelf registration statement in effect covering all Class A Common Stock whose holders are entitled to registration by Group.

               2.2 Limited Sales Under Shelf Registration.  Pursuant to
Section 9, until September 14, 1994, CKI shall not be permitted to sell any Registrable Shares using the Shelf Registration or otherwise. Notwithstanding the foregoing, CKI may pledge from time to time part or all of such Registrable Shares to one or more lenders (each a "Pledgee") as security for a loan and each such Pledgee may sell (a "Permitted Disposition") any or all of such Registrable Shares pledged to such Pledgee pursuant to a margin call exercised in good faith in accordance with such Pledgee's margin maintenance policies; provided, that, if CKI shall pledge any or all of the Registrable Shares to any such Pledgee, CKI shall cause such Pledgee to maintain a segregated account in which such Registrable Shares shall be held to ensure that any market price changes in any other securities or collateral owned by CKI that may be pledged to or held by such Pledgee in connection with its loan or any other loan to CKI or its shareholders shall not provide the basis for a margin call with respect to the Registrable Shares, and CKI shall provide confirmation from the lender to Group as to such Pledgee's agreement to hold the Registrable Shares in a segregated account.

          3.   Demand Registration.

               3.1 Demand. At any time after September 14, 1994, and subject to Section 3.3 hereof, upon the written request of one or more of the Initiating Holders that Group effect the registration under the Securities Act of all or part of the Registrable Shares and specifying the intended method or methods of disposition thereof, Group shall promptly, but in any event within 10 days, give written notice of such requested registration to all holders of Registrable Shares. Within 10 days after receipt of such notice, each holder of Registrable Shares shall notify Group in writing as to whether it wishes to have any or all of its Registrable Shares included in such Registration. Thereupon, Group shall use its best efforts to effect the registration under the Securities Act of all Registrable Shares requested to be registered to the extent required to permit the disposition in accordance with the requested method thereof and in accordance with the procedures set forth in Section 5; provided, that, if Group has had a Shelf Registration with respect to all of the Registrable Shares declared effective by the Commission in accordance with
Section 2 above and such Shelf Registration remains effective on the date of the demand made pursuant to this Section 3.1, Group shall, if requested by CKI or such Initiating Holders, promptly file a post-effective amendment to such Registration Statement (in lieu of the requirement to file a registration statement set forth in this Section 3.1) to permit the disposition of all or part of the Registrable Shares included in such Shelf Registration in accordance with the requested method specified by CKI or such Initiating Holders and in accordance with the procedures set forth in
Section 5 and Group shall use its best efforts to have such post-effective amendment declared effective.

               3.2 Registration Statement Form. A registration requested pursuant to this Section 3 shall be effected by the filing of a registration statement on any form which Group is eligible to use, such form to be selected by Group after consultation with CKI and its counsel.

               3.3 Restrictions on Demand Registration. Notwithstanding the provisions of Section 3.1 hereof, Group shall not be required to take action to effect the registration of Registrable Shares pursuant to Section
3.1 hereof, if:

               (i) The aggregate market value of the Registrable Shares for which registration is sought by the Initiating Holders is less than the lesser of (a) $5 million and (b) the aggregate market value of all Registrable Shares at such time as registration is requested;

               (ii)  Group has effected a registration pursuant to Section
3.1 hereof within the prior six months; or

               (iii)  Group has effected 3 registrations pursuant to
Section 3.1 hereof.

          4. Piggy-Back Rights. If Group at any time proposes to file a registration statement under the Act with respect to an offering by Group for its own account or for the account of others of any class of security (other than the Shelf Registration or a registration statement on Form S-4 or S-8, or any successor thereto, or in connection with an acquisition in a manner which would not permit registration of Registrable Shares for sale to the public) and if the sale of securities pursuant to such registration statement is to be effected pursuant to an underwritten offering, then Group shall in each case give written notice of such proposed filing to the holders of Registrable Shares at least 15 days prior to the anticipated filing date, and such notice shall offer each such holder the opportunity to register all of its Registrable Shares. The failure of any holder to advise Group in writing of its election to participate in such registration or offering (which notice shall specify the number of Registrable Shares sought to be sold by each holder) within 5 days after such notice is given shall constitute an election not to register or participate, without prejudice to the holder's right to participate in subsequent registrations or offerings or to demand registration pursuant to
Section 3. Group shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the holders of Registrable Shares requested to be included in the registration for such offering to include such shares in such offering on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, if Group (as evidenced by the delivery of a certificate signed by a responsible executive officer of Group to the holders of Registrable Shares) and the managing underwriter or underwriters of such offering (as evidenced by the delivery of an opinion to the holders of Registrable Shares) determines that the inclusion of the Registrable shares in such registration would be harmful to the prospects of a successful offering of the securities being offered in such registration, then the amount of securities to be offered for the account of the holders of Registrable Shares shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount which would not be harmful to the prospects of a successful offering as recommended in good faith by Group (as specified in the certificate from its executive officer) or by such managing underwriter. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement, Group shall determine for any reason either not to register or to delay registration of such securities, Group may, at its election, give written notice of such determination to each holder of Registrable Shares and thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder or holders of Registrable Shares entitled to do so to request that such registration be effected as a registration under Section 3.1, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Shares, for the same period as the delay in registering such other securities.

          5. Registration Procedures. If and whenever Group is required to use its best efforts to effect the registration of any Registrable Shares under the Securities Act as provided in Sections 2 and 3 or file a post-effective amendment to an effective registration statement as provided in Section 3, Group shall:

               (a) promptly prepare and file with the Commission a registration statement or post-effective amendment, as the case may be, with respect to such Registrable Shares and use its best efforts to have such registration statement or post-effective amendment, as the case may be, declared effective;

               (b) prepare and file with the Commission such amendments and supplements to the registration statement (or post-effective amendment) being filed or amended, as the case may be, and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the rules, regulations or instructions of the registration form utilized by Group, the Securities Act and the rules and regulations thereunder with respect to the disposition of all Registrable Shares covered by such registration statement until such time as all of such Registrable Shares have been disposed of in accordance with the intended method or methods of disposition by the seller or sellers thereof set forth in the registration statement, as amended, and furnish to each such seller, prior to the filing of a copy thereof, a copy of any amendment (including, without limitation, the post-effective amendment required to be filed pursuant to Section 3.1) or supplement to such registration statement or prospectus;

               (c) furnish to each seller of Registrable Shares covered by such registration statement (or post-effective amendment), such number of conformed copies of any registration statement as is then in effect with respect to such shares and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (or post-effective amendment) (including each preliminary prospectus and any summary prospectus), such documents, if any, incorporated by reference in such registration statement, amendment or supplement and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

               (d) use its best efforts (i) to register or qualify all Registrable Shares and other securities covered by such registration statement or post-effective amendment under such other securities or blue sky laws of such States of the United States of America where an exemption is not available and as the sellers of Registrable Shares covered by such registration statement or post-effective amendment shall reasonably request, (ii) to keep such registration or qualifica-tion in effect for so long as such registration statement remains in effect, and (iii) to take any other action which may be reasonably necessary or advisable to enable such sellers to consummate the disposition in such jurisdictions of the securities to be sold by such sellers; provided, that, Group shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction in which it would not, but for the requirements of this subparagraph (d), be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

               (e) use its best efforts to cause all Registrable Shares covered by such registration statement or post-effective amendment to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary in the opinion of counsel to Group or counsel to the seller or sellers of Registrable Shares to enable the seller or sellers thereof to dispose of such Registrable Shares;

               (f) use its best efforts to furnish at the effective date of such registration statement or the effective date of a post-effective amendment filed pursuant to Section 3.1, and the date of the closing of the sale of the Registrable Shares (whether or not such sale is underwritten), to each seller of Registrable Shares, and each such seller's underwriters, if any, a signed counterpart of (i) an opinion of counsel for Group, dated the effective date of such registration statement or the effective date of a post-effective amendment filed pursuant to Section 3.1 (or such date of sale, as applicable) and (ii) a "comfort" letter signed by the independent public accountants who have certified the financial statements included or incorporated by reference in such registration statement or post-effective amendment covering substantially the same matters with respect to such registration statement or post-effective amendment (and the prospectus included therein) and, in the case of the accountants' comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' comfort letters delivered to the underwriters in underwritten public offerings of securities and, in the case of the accountants' comfort letter, such other financial matters, and, in the case of the legal opinion, such other legal matters, as the sellers of the Registrable Shares covered by such registration statement or post-effective amendment, or the under-writers, may reasonably request;

               (g) notify each holder of Registrable Shares covered by such registration statement or post-effective amendment at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement or post-effective amendment, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the light of the circumstances under which they were made, and at the request of any such holder promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as amended or supplemented, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

               (h) shall promptly notify such holders and their counsel of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement or post-effective amendment, as the case may be, at the earliest possible moment;

               (i) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to holders of Registrable Shares, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement or post-effective amendment, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

               (j) provide and cause to be maintained transfer agents and registrars for all Registrable Shares covered by such registration statement or post-effective amendment from and after a date not later than the effective date of such registration statement or post-effective amendment;

               (k) keep CKI and its attorneys advised in writing as to the initiation and progress of any registration statement or amendment (including, the post-effective amendment filed pursuant to Section 3.1) or supplement thereto filed pursuant to this Agreement;

               (l) provide officers' certificates and other customary closing documents;

               (m) use its best efforts to have approved for listing, subject to official notice of issuance, the Class A Common Stock being registered pursuant to such registration statement or post-effective amendment on the NYSE or such other national securities exchange on which shares of Class A Common Stock are then listed or on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") if the Class A Common Stock is then quoted on NASDAQ; and

               (n) enter into and perform customary agreements (including the underwriting agreement, if any, referred to in Section 7.3) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Shares. Group may (i) require each holder of Registrable Shares as to which any registration is being effected to furnish Group such information regarding such holder and the intended method of distribution of such securities as Group may from time to time reasonably request in writing and (ii) require each seller of Registrable Shares to agree to comply with the Securities Act and the Exchange Act in connection with the registration and distribution of the Registrable Shares.

          Each holder of Registrable Shares agrees by acquisition of such Registrable Shares that, upon receipt of any notice from Group of the happening of any event of the kind described in subdivision (g) of this
Section 5, such holder will forthwith discontinue such holder's disposition of Registrable Shares pursuant to Section 2 or 3 until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (g) of this Section 5 and, if so directed by Group will deliver to Group (at Group's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Shares current at the time of receipt of such notice.

          6. Registration Expanses. Group shall pay all Registration Expenses incurred by Group in connection with any registration effected pursuant to Section 2 or 3 and CKI shall pay all costs, legal fees and other expenses incurred by it in connection with the registration and sale of its Registrable Shares.

          7.   Underwritten Offerings.

               7.1 Underwritten Offerings Exclusive. Whenever a registration requested by CKI or the Initiating Holders pursuant to Section 3, or a post-effective amendment filed pursuant to Section 3.1, contemplates an underwritten offering, only Registrable Shares designated by such holders in their sole discretion may be included in such underwriting agreement relating to such offering, unless CKI or the holders of a majority of the Registrable Shares shall have permitted (in writing) other securities to be included in such registration or post-effective amendment and such underwritten offering.

               7.2 Selection of Underwriters. Whenever a registration or post-effective amendment requested pursuant to Section 3 is for an underwritten offering, the holders of a majority of Registrable Shares included in such registration or post-effective amendment shall have the right to select the managing underwriter(s) to administer the offering, from a list of five nationally prominent investment banking firms named by Group as reasonably acceptable to it and delivered to such holders.

               7.3 Underwriting Agreement. If requested by the underwriters for any underwritten offering by holders of Registrable Shares, Group shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to Group and each such holder and the underwriters and to contain such representations and warranties by Group and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities by Group to such holders and the underwriters substantially to the effect and to the extent provided in Section 10. The holders of the Registrable Shares proposed to be sold by such underwriters will reasonably cooperate with Group in the negotiation of the underwriting agreement. Such holders of Registrable Shares to be sold by such underwriters may be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, Group to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Shares and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Shares. Any such holder of Registrable Shares shall not be required to make any representations or warranties to or agreements with Group other than representations, warranties or agreements regarding such holder, such holder's Registrable Shares and such holder's intended method of distribution or any other representations required by applicable law.

               7.4 Holdback Agreements. (a) Each holder of Registrable Shares whose shares are included in an underwritten registration statement, agrees, if so required by the managing underwriter not to sell, make any short sale of, loan, grant any option for the purchase of or effect any public sale or distribution of Registrable Shares or otherwise dispose of any equity securities of Group (other than as part of such underwritten public offering) during the period beginning seven days prior to the effective date of such registration statement and ending 90 days after the effective date of such registration statement. In addition, each holder of Registrable Shares agrees, that in connection with an underwritten registration statement by Group of Class A Common Stock, if so requested by the managing underwriter for such registration statement, not to sell, make any short sale of, loan, grant any option for the purchase of or effect any public sale or distribution of Registrable Shares or otherwise dispose of any equity securities of Group during the period beginning seven days prior to the effective date of such registration statement and ending 90 days after the effective date of such registration statement; provided, however, that Group (or the managing underwriter for such registration statement) may only exercise the right set forth in this sentence once.

                    (b) Group agrees not to effect any public sale or distribution of its Class A Common Stock (other than pursuant to a registration Form S-4 or S-8, or any successor thereto, or in connection with an acquisition) during the seven days prior to the effective date of such registration statement or post-effective amendment and ending the earlier of (a) 90 days after any underwritten registration pursuant to
Section 3 has become effective and (b) the date on which all securities to which such registration statement or post-effective amendment relates are sold.

          8. Preparation; Reasonable Investigation. In connection with the preparation and filing of any registration statement, amendment (including, without limitation, the filing of a post-effective amendment as required pursuant to Section 3.1) or supplement, as the case may be, filed with respect to Registrable Shares, Group (i) shall give the holders of Registrable Shares on whose behalf such Registrable Shares are to be so registered and their underwriters, if any, and their respective counsel and accountants (collectively, the "Representatives") an opportunity to participate in the preparation of and to review such registration statement or post-effective amendment, as the case may be, each prospectus included therein or filed with the Commission, and each amendment (including a post-effective amendment) thereof or supplement thereto for a reasonable period prior to its filing with the commission and (ii) shall give the holders of Registrable Securities and their Representatives such access to all financial books and records, pertinent corporate documents and properties of Group and such opportunities to discuss the business of Group with its directors, officers, employees and the independent public accountants who have certified its financial statements, which in the opinion of such holders and their Representatives, is necessary to conduct a reasonable investigation within the meaning of the Securities Act; provided, however, that Group shall not be required to deliver specified documents or specific information to the extent that Group reasonably determines that the delivery of such documents or information would result in (i) the loss of any attorney-client privilege, (ii) that the specific information sought to be reviewed is proprietary to Group or (iii) that the disclosure of such document or information would adversely affect its competitive position with CKI; provided, further, that notwithstanding clauses (ii) and (iii) above, Group shall deliver such information or document to the underwriter for any underwritten offering if such underwriter agrees in writing not to reveal its contents to CKI.

          9. Restrictions on Sale. Notwithstanding any-thing to the contrary set forth herein, CKI shall not be permitted to sell any Registrable Shares prior to September 14, 1994, other than in connection with an underwritten offering pursuant to Section 4 ("Piggyback Sales"); provided, that, CKI may at any time pledge its Registrable Shares including, as contemplated in Section 2.2 of this Agreement, and in such event any Pledgee may sell such Shares with the Shelf Registration at any time in accordance with the provisions of Section 2.2.

               From September 14, 1994 until September 14, 1995, CKI shall be permitted to sell its Registrable Securities as follows:

                    (a) in Piggyback Sales without any volume limitation, in accordance with the provisions of Section 4 hereof;

                    (b) in an underwritten public offering contemplated by Sections 3 and 7 (an "Underwritten Offering"); provided, that, prior to March 14, 1995, the number of shares sold by CKI in Underwritten Offerings may not exceed one-third of the Total Shares, and thereafter CKI may sell all of its Registrable Shares without regard to any volume limitations whatsoever in any such Underwritten Offering; and

                    (c) in accordance with the manner of sale requirements set forth in Rule 144(f) promulgated under the Securities Act and subject to the following volume limitations: (i) for the period from September 14, 1994 to March 14, 1995, CKI may sell a number of Registrable Shares equal to the lesser of (x) one-third of the Total Shares and (y) the number of shares of Class A Common Stock permitted to be sold in such six-month period in accordance with the volume limitations set forth in Rule 144(e) promulgated under the Securities Act ("Rule 144(e)"), and (ii) for the period March 14, 1995 to September 14, 1995, CKI may sell a number of Registrable Shares equal to the lesser of (x) two-thirds of the Total Shares less the number of shares of Class A Common Stock, if any, sold in the preceding six-month period pursuant to clause (b)(i) above and (y) the number of shares of Class A Common Stock permitted to be sold during the preceding 12-month period in accordance with the volume limitations set forth in Rule 144(e) less the number of shares of Class A Common Stock, if any, sold in the preceding 6-month period pursuant to clause (b)(i) above.

          From and after September 14, 1995 except as explicitly set forth in Section 7.4, CKI shall have no restrictions whatsoever pursuant to this Agreement on the sale, disposition or other assignment of any of the Registrable Shares.

               10.  Indemnification.

               10.1 Indemnification by Group. In the event of any registration of Registrable Securities under the Securities Act pursuant hereto, Group will, and hereby does, indemnify and hold harmless, each seller of any Registrable Shares included in any registration and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, and their respective directors, officers, partners, employees and affiliates against any losses, claims, damages or liabilities, joint or several, to which such seller or underwriter or any such director, officer, partner, employee, affiliate or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any preliminary prospectus, final prospectus or summary pros-pectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, and Group will reimburse such seller or underwriter and each such director, officer, partner, employee, affiliate and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, that Group shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment, or supplement in reliance upon and in conformity with written information furnished to Group in the form of an instrument duly executed by or on behalf of such seller or underwriter, as the case may be, specifically stating that it is for use in the preparation thereof and, provided, further, that Group shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Shares or to any other Person, if any, who controls such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, within the time required by the Securities Act to the Person asserting the existence of an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Shares to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer employee, affiliate, partner or controlling person and shall survive the transfer of such securities by such seller.

               10.2 Indemnification by the Sellers. As a condition to including any Registrable Shares in any registration, Group shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Shares, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 10.1) Group, and each director of Group, each officer of Group and each other Person who controls Group within the meaning of the Securities Act, with respect to any statement or alleged statement in or omission or alleged omission from the registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Group in the form of an instrument duly executed by or on behalf of such seller or underwriter, as the case may be, specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of Group or any such director, officer or controlling person and shall survive the transfer of such securities by such seller.

               10.3 Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subparagraphs of this Section 10, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subparagraphs of this Section 10, except to the extent that the indemni-fying party is actually materially prejudiced by such failure to give notice as evidenced by a written opinion of counsel. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the indemnified party reasonably believes it is advisable for it to be represented by separate counsel because there exists or may exist a conflict of interest between its interests and those of the indemnifying party with respect to such claim, or there exist defenses available to such indemnified party which may not be available to the indemnifying party, or if the indemnifying party shall fail to assume responsibility for such defense, the indemnified party may retain counsel satisfactory to it and the indemnifying party shall pay all fees and expenses of such counsel. No indemnifying party shall be liable for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an uncondi-tional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation or which requires action other than the payment of by the indemnifying party.

               10.4 Contribution. If the indemnification provided for in this Section 10 shall for any reason be held by a court to be unavailable to an indemnified party under Section 10.1 or 10.2 in respect of any loss, claim, damage or liability, or any action or proceeding in respect thereof, then, in lieu of the amount paid or payable under Section 10.1 or 10.2, the indemnified party and the indemnifying party under Section 10.1 or 10.2 shall contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating the same), (i) in such proportion as is appropriate to reflect the relative benefit to Group and the sellers of Registrable Shares covered by the registration which resulted in such loss, claim, damage or liability, or action in respect thereof, with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative fault of Group and such sellers from the offering of the securities covered by such registration statement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Such prospective sellers' obligations to contribute as provided in this Section
10.4 are several in proportion to the relative value of their respective Registrable Shares covered by such registration statement and not joint.
In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or claim effected without such Person's consent, which consent shall not be unreasonably withheld or delayed.

               10.5 Other Indemnification. Indemnification and contribution similar to that specified in the preceding Sections of this
Section 10 (with appropriate modifications) shall be given by Group and each seller of Registrable Shares with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority other than the Securities Act.

               10.6 Indemnification Payments. The indemnification and contribution required by this Section 10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

          11. Rule 144. Group covenants that it shall take all actions reasonably necessary (including, without limiting the generality of the foregoing, filing on a timely basis all reports required to be filed by the Exchange Act) to enable holders of Registrable Shares to sell such securi-ties without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the Commission. Upon the request of any holder of Registrable Shares, Group will deliver to such holder a written certificate signed by its Chief Financial Officer as to whether it has complied with such requirements.

          12.   Miscellaneous.

               12.1 Amendments and Waivers. This Agreement may be amended with the written consent of Group and Group may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Group shall have obtained the written consent to such amendment, action or omission to act, of the holder or holders of at least 50% of the Registrable Shares affected by such amendment, action or omission to act. Each holder of any Registrable Shares at the time or thereafter outstanding shall be bound by any consent authorized by this
Section 12.1, whether or not such Registrable Shares shall have been marked to indicate such consent.

               12.2 Nominees for Beneficial Owners. In the event that any Registrable Shares are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to Group, be treated as the holder of such Registrable Shares for purposes of any request or other action by any holder or holders of Registrable Shares pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Shares held by any holder or holders of Registrable Shares contemplated by this Agreement. If the beneficial owner of any Registrable Shares so elects, Group may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Shares.

               12.3 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telex, telegram, telecopier, reputable overnight courier service or personal delivery to the following addresses (or at such other address for a party as shall be specified by like notice):

               (i)  if to CKI, to

                         Calvin Klein, Inc.
                         205 West 39th Street
                         New York, New York  10018
                         Attention:  Barry K. Schwartz
                         Telecopy: (212) 768-8930

               with a copy to:

                         Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, NY  10019-6064
                         Attention:   Robert M. Hirsh, Esq.
                         Telecopy:   (212) 757-3990


               (ii)      if to Group, to

                         The Warnaco Group, Inc.
                         90 Park Avenue
                         New York, New York  10016
                         Attention:   General Counsel
                         Telecopy: (212) 687-0480

                         with a copy to:

                         Skadden, Arps, Slate, Meagher
                           & Flom
                         919 Third Avenue
                         New York, New York  10022
                         Attention: Kenneth J. Bialkin
                         Telecopy: (212) 735-2001

          All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; one business day after being sent by reputable overnight courier service; three business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged, if telecopied.

               12.4 Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any holder of Registrable Shares, and their respective successors and assigns.

               12.5 No Inconsistent Agreements. Group will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Shares in this Agreement and Group has not previously entered into any agreement with respect to any of its securities granting any registration rights to any Person other than as set forth on Schedule 12.5.

               12.6 Remedies. Each holder of Registrable Shares, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Group agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

               12.7 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

               12.8 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

               12.9 Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

               12.10 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

               12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                     THE WARNACO GROUP, INC.

                                     By: /s/  LINDA J. WACHNER
                                         ----------------------------
                                         Name: Linda J. Wachner
                                         Title: Chairman of the Board,
                                                President and Chief
                                                Executive Officer


                                     CALVIN KLEIN

                                     By: /s/  RICHARD A. MARTIN
                                         ----------------------------
                                         Name: Richard A. Martin
                                         Title: President, Finance and
                                                Administration